      As filed with the Securities and Exchange Commission on April , 1999


                                                      Registration No. 333-73039


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

            NEW JERSEY                                           22-3103129
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                        181 UNIVERSITY AVENUE, SUITE 1208
                         TORONTO, ONTARIO M5H 3M7 CANADA
                                 (416) 363-5059
               (Address, including ZIP code, and telephone number,
        including area code, of registrant's principal executive offices)

                            NANETTE W. MANTELL, ESQ.
                                LANE AND MANTELL
                         991 ROUTE 22 WEST, PO BOX 8539
                          SOMERVILLE, NEW JERSEY 08876
                                 (908) 253-9333
                (Name, address, including ZIP code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

                       DR. D. GEOFFREY SHULMAN, PRESIDENT
                           DUSA PHARMACEUTICALS, INC.
                        181 UNIVERSITY AVENUE, SUITE 1208
                         TORONTO, ONTARIO M5H 3M7 CANADA
                                 (416) 363-5059

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
                                                     Amount        Proposed Maximum     Proposed Maximum      Amount of
      Title of Each Class of Securities               to be       Offering Price Per   Aggregate Offering   Registration
              to be Registered                     Registered            Share                Price              Fee
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value(2)         1,500,000        $6.09375(1)         $ 9,140,625.00      $ 2,541.09
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value(3)           130,435        $6.09375(1)         $   794,838.28      $   220.96
------------------------------------------------------------------------------------------------------------------------
Placement agent warrants (4)                          163,043        $6.09375(5)         $   993,543.28      $   276.21
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value (6)          163,043              --            $         0.00      $     0.00
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value (7)           50,000        $6.09375(1)         $   304,687.50      $    84.70
------------------------------------------------------------------------------------------------------------------------
Underwriter's options (8)                             300,000        $   7.70(11)        $ 2,310,000.00      $   642.18
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value  (9)         300,000              --            $         0.00      $     0.00
------------------------------------------------------------------------------------------------------------------------
Underwriter's options (10)                             37,500        $   7.92(11)        $   297,000.00      $    82.57
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value (12)          37,500              --            $         0.00      $     0.00
------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value(13)           20,000           7.875(13)        $   157,500.00      $    43.79
------------------------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE*                                                                                      $ 3,891.50*
------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on The NASDAQ National Market on February 23, 1999.

(2) Represents shares issued to certain selling shareholders in a private placement completed January 15, 1999 under Rule 506 of Regulation D of the Securities Act of 1933, as amended, pursuant to subscription agreements.

(3) Represents shares issued to designees of the placement agent, a registered broker-dealer, as commissions and non-accountable expense allowance in connection with the private placement.

(4) Represents warrants issued to designees of the placement agent in connection with the private placement as additional compensation.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g)(3) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on The NASDAQ National Market on February 23, 1999.

(6) Represents shares issuable upon exercise of the placement agent warrants issued in connection with the private placement transaction.

(7) Represents shares issuable upon exercise of a warrant issued to a consultant in connection with services rendered pursuant to an investor relations agreement dated October 14, 1993.

(8) Represents options to purchase shares issued to principals of the underwriter in connection with the issuance and sale of common stock pursuant to an underwriting agreement dated December 11, 1995.

(9) Represents shares issuable upon exercise of underwriter's options to purchase shares issued in connection with an underwriting agreement dated December 11, 1995.

(10) Represents options to purchase shares issued to principals of the underwriter in connection with the issuance and sale of Common Stock pursuant to an underwriting agreement dated April 15, 1996.

(11) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g)(1) of the Securities Act of 1933, as amended, based upon the price at which the options may be exercised.

(12) Represents shares issuable upon exercise of underwriter's options to purchase shares issued in connection with an underwriting agreement dated April 15, 1996.


(13) Represents shares issuable upon exercise of a warrant issued to a consultant in connection with services rendered pursuant to an investor relations services agreement dated May 1, 1995. Under Rule 457(g)(3) of the Securities Act of 1933, the registration fee is estimated based upon the average of the high and low price as reported on The NASDAQ National Market on April 15, 1999.



*Of which $3,847.71 has been previously paid.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS       Subject to Completion, Dated April _____ , 1999



                           DUSA PHARMACEUTICALS, INC.
                        2,200,978 SHARES OF COMMON STOCK



         This prospectus relates to the following 2,200,978 shares of common stock being offered for sale by the selling shareholders listed on page 10:



         -        1,700,435 shares of common stock;



         - 163,043 shares of common stock that may be issued upon the exercise of placement agent warrants with an exercise price of $5.00 per share;



         - 300,000 shares of common stock that may be issued upon the exercise of underwriter's options with an exercise price of $7.70; and



         - 37,500 shares of common stock that may be issued upon the exercise of underwriter's options with an exercise price of $7.92.



We have prepared this prospectus to allow the selling shareholders to sell, from time to time, on The Nasdaq National Market, in the over-the-counter market, in ordinary brokerage transactions, in negotiated transactions, or in a combination of these transactions, at prevailing market prices or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."



DUSA will not receive any part of the proceeds of any sales of the shares of common stock by the selling shareholders.



We may receive proceeds upon the exercise of warrants and/or options. The amount we receive will depend upon the exercise price of the warrants and the options and the extent to which they are exercised. See "Securities To Be Offered."



INVESTING IN THESE SHARES INVOLVES SIGNIFICANT RISKS. SEE RISK FACTORS BEGINNING ON PAGE 2.



         Our common stock is traded on The NASDAQ National Market under the symbol "DUSA."



        The last reported sale price of our common stock on NASDAQ on April 15, 1999 was $7.875 per share.


      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE ARE NOT ALLOWED TO SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is April -, 1999

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
The Company..............................................................      1
Risk Factors.............................................................      2
Where You Can Find More Information......................................      8
Incorporation of Certain Documents by Reference..........................      8
Forward-Looking Statements...............................................      9
Use of Proceeds..........................................................      9
Selling Shareholders.....................................................      9
Plan of Distribution.....................................................     12
Securities to be Offered.................................................     13
Legal Matters............................................................     13
Experts..................................................................     13
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities........................................     14

                                   THE COMPANY


         We are a development stage pharmaceutical company engaged primarily in the research and development of a light sensitive drug, whose chemical name is 5-aminolevulinic acid, or more commonly known as ALA in combination with light devices. The trademark for our brand of ALA is Levulan(R). We have published trademark applications for our drug applicator, Kerastick(TM) and one of our light devices, the BLU-U(TM). We believe that this drug and light combination system may be used to treat numerous diseases and to help detect the presence of other diseases.



         - When we use Levulan(R)and follow it with exposure to light to produce a therapeutic effect the technology is called photodynamic therapy or PDT.



         - When we use Levulan(R)and follow it with exposure to light to detect medical conditions the technology is called photodetection or PD.



         At this time, our research and development program includes Levulan(R) photodynamic therapy and photodetection for several medical uses, including:



         -        actinic keratoses



         -        bladder cancer



         -        acne



         -        hair removal



         -        endometrial ablation



         -        cancer of the cervix or dysplasia



         In July, 1998, we filed an application with the FDA for marketing approval using Levulan(R) photodynamic therapy to treat actinic keratoses (pre-cancerous skin lesions) of the face and scalp. This application is called a new drug of application or NDA.



         We own or exclusively license certain patents and technology pertaining to our drug from PARTEQ Research and Development Innovations under a license agreement between DUSA and PARTEQ. We also own or license certain patents relating to methods for using pharmaceutical formulations which contain our drug and related processes and improvements.



         In general, photodynamic therapy is a two-step medical treatment. First, a drug that is sensitive to light, such as Levulan(R) is applied to an area of the body. The drug collects in diseased or abnormal tissue. Second, a controlled light is applied to the targeted tissue. Energy from the light activates the drug which destroys or alters the cells which have collected the drug. In photodetection, application of the light makes the drugged cells fluoresce, or "glow". The appropriate combination of drug and light can affect the drugged tissue with relatively minimal damage to surrounding tissue.



          Levulan(R) is unique among photodynamic therapy or photodetection agents since it is a naturally occurring substance found in virtually all human cells. Levulan(R) is also unique in that it is not itself sensitive to light. After delivery of Levulan(R) to the diseased or abnormal tissue, it is converted through a cell-based process into the light sensitive molecule protoporphyrin IX, known as PpIX. PpIX is also found in normal cells. Usually, this process is self-regulating, so that the production of PpIX is limited in each cell and people do not become overly sensitive to light or sun exposure. However, when Levulan(R) is supplied either directly to the diseased or abnormal tissues or through the blood stream, the self-regulatory step is bypassed and PpIX accumulates. This effect is more pronounced in rapidly growing diseased tissues such as pre-cancerous and cancerous lesions. It also occurs in conditions characterized by inflammation (such as acne) and in certain normally fast-growing tissues (such as hair follicles and the lining of the uterus). Directly applied, Levulan(R) also penetrates skin affected by certain diseases, such as actinic keratoses (pre-cancerous skin lesions), acne and psoriasis, more than it penetrates the surrounding normal skin. These properties enable Levulan(R) photodynamic therapy to react with the diseased or abnormal cells on a preferential basis, as compared to surrounding cells.



         In January, 1999, we completed a private placement of 1,500,000 shares of our common stock in a transaction exempt from registration. We signed subscription agreements with each of the purchasers. The shares were sold at $5.00 per share. Upon completion of the private placement, we issued 130,435 shares of our common stock to the placement agent and certain persons designated by the placement agent, as commissions and non-accountable expense allowance. As additional compensation, we issued 163,043 warrants to purchase common stock at $5.00 per share to the placement agent. We are now registering these shares and warrants as we agreed in the subscription agreements and in the commitment letter between DUSA and the placement agent. The subscription agreements require that we have this prospectus available for use on or prior to May 27, 1999, or we will have to issue more shares of common stock to the original purchasers as a penalty. We are registering the remaining warrants, options and underlying shares of common stock since the owners of these securities have requested that we register them. All of the holders except one (1) have the right to demand that we register the securities under agreements with DUSA.

         We were incorporated under the laws of the State of New Jersey on February 21, 1991. Our principal executive offices are located at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 CANADA and our telephone number is
(416) 363-5059.


                                  RISK FACTORS


         Investing in our common stock is very speculative and involves a high degree of risk. The risk factors described below may cause actual results, events or performance to differ materially from those predicted in any forward-looking statements we make in this prospectus. You should carefully consider these risk factors, in addition to the other information included or incorporated by reference in this prospectus before you make an investment decision.



         DEVELOPMENT OF OUR POTENTIAL PRODUCTS INVOLVES A LENGTHY, COSTLY PROCESS WHICH MAY NEVER RESULT IN ANY MARKETABLE PRODUCTS.



         We are at an early stage of development and our products may not be successfully developed or commercialized. To date, we have had no revenues from sales of any product. Our drug and light system, Levulan(R) photodynamic therapy is a novel product based on new technology, so the FDA may take longer than average to consider our products for approval. To the best of our knowledge, only two similar PDT applications have received marketing approval from the FDA. We cannot guarantee that the FDA will approve the use of Levulan(R) PDT for actinic keratoses, known in the field of dermatology as AKs, or any of our other potential products so we may never ultimately develop commercially successful products.



         Our proposed products are at various stages of development but most will require significant further research, development and testing. You must evaluate us in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies in an early stage of research and development, which generally include unanticipated problems and additional costs relating to:



         -        the development and testing of products in animals and humans,

         -        product approval or clearance,

         -        regulatory compliance,

         -        commencement of production,

         -        product introduction, and

         -        marketing and competition.


         Many of these factors may be beyond our control, including but not limited to, unanticipated results of clinical tests, market acceptance of our products and development of competing products by others. In addition, our future performance will also be subject to other factors beyond our control, including general economic conditions and conditions in healthcare industry or targeted commercial markets. These problems could cause our costs and expenses to exceed our estimates and our financial resources.


         WE HAVE SIGNIFICANT LOSSES AND MAY NEVER BE PROFITABLE.



         We have experienced significant operating losses since our inception. If our losses continue and we are unable to successfully develop, commercialize, manufacture and market our products, we may never achieve product revenue or profitability. Because of the nature of the pharmaceutical business and the high cost of the drug development, our expenses have exceeded our income since DUSA was founded in 1991. As of December 31, 1998, our accumulated deficit was approximately $30,417,967. We expect to continue to have operating losses until such time, if ever, as we may have significant revenues from the sale of our products to offset our continuing research and development activities. We cannot guarantee that any of our potential products will achieve market acceptance to generate sufficient revenues to become profitable. There is no way to predict the timing or amount of revenues from the marketing of any of our potential products or whether any revenues will be realized.



         WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON ACCEPTABLE TERMS IN THE FUTURE SO WE MAY HAVE TO DELAY DEVELOPMENT EFFORTS.



         To date, our operations have consumed substantial amounts of cash. We will require substantial additional funds which may not be available to develop our potential products and to manufacture, market and sell our products. We believe that we have sufficient capital to finance our operations through 2000. We cannot give you any assurance that additional financing will not be needed at an earlier date, particularly if we do not complete a suitable marketing alliance for the use of Levulan(R) PDT to treat the pre-cancerous skin condition, actinic keratoses. Our future capital requirements will depend upon our ability to obtain approval from the FDA for our first product, Levulan(R) PDT for AKs and our ability to generate sufficient sales, along with the timing of required expenditures. In the event that we do not receive timely regulatory approval, or if our product sales goals are not met, we may need to seek additional capital through public or private financing, including equity financing, and/or through collaborative arrangements. We cannot give you any assurance that if we need additional financing in the future, such financing will be available on acceptable terms, if at all.



         If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, we may have to delay, reduce in scope or eliminate some or all of our research and development programs. We may also license rights to third-parties to commercialize products or technologies that we would otherwise have attempted to develop and commercialize ourself. At the current time, we are developing only one drug compound for several different medical uses. Our ability to raise future cash requirements will be affected by many factors, the importance of which cannot be currently predicted, including:


         -        the results of research and development;

         -        progress of pre-clinical and clinical trials;

         -        acquisitions of products or technology, if any;

         -        relationships with collaborators, if any;

         -        the direction of our research and development programs;

         -        competing technological and market developments;

         - the time and costs involved in obtaining regulatory approvals and in obtaining, maintaining and enforcing patents; and

         -        the costs of manufacturing scale-up and marketing activities.


         WE MAY NOT OBTAIN GOVERNMENT REGULATORY APPROVAL FOR OUR PRODUCT CANDIDATES PRIOR TO MARKETING.



         All of our potential products will require the approval of the FDA before they can be marketed in the United States. We cannot give you any assurance that any of our products will obtain required FDA approvals on a timely basis, or at all, or that regulatory problems will not arise that could delay or prevent the commercialization of our first product the use of Levulan(R) PDT to treat actinic keratoses. Discovery of problems with a product, manufacturer or facility can result in delay of approval, product labeling restrictions or withdrawal of the product from the market. These consequences could adversely affect our financial condition and operations.



         Our products are subject to continued and pervasive regulation by the FDA and by state and local regulations. These laws require, among other things,



         - approval of manufacturing facilities, including adherence to "good manufacturing and laboratory practices" during production and storage;



         -        controlled research and testing of products; and



         - control of marketing activities, including advertising and labelling.



         Before a new drug application (an application to the FDA seeking approval to market a new drug) can be filed with the FDA, a product must undergo, among other things, extensive animal testing and human clinical trials. Other than the NDA for Levulan(R) PDT to treat actinic keratoses, we have not filed NDAs for any of our other potential uses of Levulan(R) photodynamic therapy or photodetection. Following the acceptance of an NDA, the time required for regulatory approval can vary and is usually one to three years or more. DUSA has been asked to appear before an FDA advisory meeting in June, 1999. The FDA may require additional animal studies and/or human clinical trials before granting approval particularly since our products are part of a relatively new type of therapy which uses a drug and a light device in combination.




         Although, we expect to seek foreign regulatory approvals at some time in the future, we cannot give you any assurances that any of our products will receive approvals on a timely basis, or at all, or that problems will not arise that could delay or prevent the commercialization of our products in foreign countries. The introduction of our products in foreign markets will subject us to foreign regulatory clearances, which may be unpredictable and uncertain, and which may impose substantial additional costs and burdens which we may not be not able to afford. At present, applications for foreign marketing authorizations are made at the national level, although certain registration procedures are available within the European Union to companies wishing to market a product in more than one member country. A regulatory authority must be satisfied that adequate evidence of safety, quality, and efficacy of the product has been presented before marketing authorization is granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval set forth above. Approval by the FDA does not ensure approval by other countries.



         THE LOSS OF KEY MEMBERS OF OUR MANAGEMENT COULD DELAY AND MAY PREVENT THE ACHIEVEMENT OF OUR BUSINESS AND RESEARCH OBJECTIVES.



         We are highly dependent on several key employees, including: D. Geoffrey Shulman, MD, FRCPC, Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of the Company; Ronald L. Carroll, Executive Vice President and Chief Operating Officer; and Stuart L. Marcus, MD, PhD, Senior Vice President, Scientific Affairs. While we have entered employment agreements with our three executive officers, they may not remain with us. Our growth and future success will depend, in large part, on the continued contributions of these key individuals and other key senior management personnel, as well as our ability generally to attract, motivate and retain highly qualified personnel in our specialty drug and light device areas. The loss of Dr. Shulman, Mr. Carroll, Dr. Marcus or other key senior management personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.



         WE ARE DEPENDENT UPON AN INDEPENDENT CONSULTING FIRM FOR OUR REGULATORY AFFAIRS EXPERTISE AND IF THE FIRM STOPPED PROVIDING SERVICES IT COULD BE
COSTLY AND TIME-CONSUMING FOR US TO REPLACE THEM.



         Our clinical development program is being implemented by our senior management, with the assistance of consultants, primarily Guidelines, Inc., a Florida-based company, specializing in drug development and regulatory affairs. The loss of Guidelines' services could force us to seek alternative arrangements or we might have to develop our regulatory affairs capacity. These alternatives may prove to be costly and time-consuming which could delay any FDA approval and cause a material adverse effect on our business, financial condition and results of operations.



         WE DO NOT HAVE OUR OWN MANUFACTURING AND MARKETING CAPABILITIES SO WE DO NOT HAVE CONTROL OF KEY PARTS OF OUR BUSINESS.



         We do not currently have the capacity to manufacture, market or sell our Levulan(R) PDT products on our own. We have only one source for our drug supply, one source for our Kerasticks(TM) brand of drug applicators, and one for our BLU-U(TM) brand of light device. Our drug supplier has been notified that its facilities are not GMP compliant at this time but it is actively working to resolve the deficiencies. If this supplier, or our other sole sources fail to meet and maintain regulatory requirements, approval of our first product could be delayed and it would be time-consuming and costly for DUSA to obtain these products from other FDA-approved manufacturers. A delay would cause a material adverse effect on our business, financial condition and results of operation. See "Risk Factors -- Regulatory Marketing Approvals."



         Our manufacturers have not yet produced our products in commercial quantities. Manufacturers often encounter difficulties in scaling-up manufacturing of new products, including problems involving product yields, quality control, component and service availability, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities. We cannot give you any assurance that production yields, costs or quality will not be adversely affected as our appointed manufacturers seek to increase production. Any such adverse effect could delay or prevent commercialization of our products which would have a material adverse effect on our business, financial condition and results of operations.



         Although we are developing various plans for marketing our first product upon receipt of regulatory marketing approval, we do not at this time have a marketing partner or our own personnel to market our products. We are negotiating potential collaborative licensing arrangements with pharmaceutical companies with manufacturing and/or sales and distribution capability to market our products. We are also developing plans to market the products through distribution or co-promotion arrangements. We cannot give you any assurance that any of our products will be successfully manufactured or marketed.

         WE HAVE LIMITED PATENT PROTECTION AND MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS.



         Our ability to compete successfully depends, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no product patent protection for the compound ALA itself, as our basic patents are so-called "method of treatment" or "use" patents, or their equivalents. Even where we have patent protection, there is no guarantee that we will be able to enforce our patents. Patent litigation is expensive, and we may not be able to afford the costs. We own or exclusively license patents and patent applications related to the following:



         -        unique physical forms of 5-aminolevulinic acid;



         -        methods of using ALA and its unique physical forms; and



         -        compositions and apparatus for those methods.




         In addition, a number of third parties are seeking patents for additional uses of ALA. Such patents could limit the scope of our future operations. If third parties are able to avoid our use patents by using ALA with a different method, improper product substitution may result.



         We have limited patent protection outside the United States which may make it easier for third-parties to compete there. Our basic method of treatment patents and applications have counter-parts in only four foreign countries. Absent patent protection, third-parties may freely market ALA, subject to appropriate regulatory approval. There are reports of several third-parties conducting clinical studies using ALA in countries where DUSA lacks patent protection. These studies could provide the clinical data necessary to gain regulatory approval, resulting in competition.



         A third party has patents that may affect our ability to commercialize the use of ALA for hair removal. DUSA is aware that the third party has seven issued United States patents which claim methods for removing or inhibiting the growth of hair. If this third party's patents cover use of ALA, prior to commercializing Levulan(R) for hair removal, DUSA would have to obtain a license of the relevant patents which may not be available to us. If we need a license and we are unable to obtain it, we may be prohibited from marketing Levulan PDT for hair removal.



         The Japanese Patent Office Board of Appeals, acting upon its review of an opposition to a patent we have licensed from PARTEQ Research and Development Innovation, issued a document titled "Notice of Reasons for Cancellation" which DUSA received on February 12, 1999. We are preparing our response to this action which we must file by July 8, 1999. Japan is a major pharmaceutical market and loss of this patent could potentially have an adverse effect on our future financial condition and results of operations.



         While we attempt to protect our proprietary information as trade secrets through agreements with each employee, licensing partner, consultant, university, pharmaceutical company and agent, we cannot give you any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information.



         COMPETING PRODUCTS AND TECHNOLOGIES MAY MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.



         Many pharmaceutical companies have substantially greater financial, technical, manufacturing, marketing and distribution resources than we have which gives them an advantage over us in the marketplace. This industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Well-known pharmaceutical, biotechnology and chemical companies, are marketing well-established therapies, and/or seeking to develop new products and technologies, for the treatment of various dermatological conditions including AKs. For example, the current preferred methods of treating AKs are with the drug 5-fluorouracil for multiple lesions, and cryotherapy using liquid nitrogen for limited numbers of lesions. Although both methods are effective, 5-FU can be irritating and often requires administration for a number of consecutive weeks, while cryotherapy is non-selective, is usually painful at the site of freezing and may cause blistering.



         In addition, several companies are developing photodynamic therapies and photodetection products, including products for markets that we intend to pursue. Commercial development of PDT agents are currently being pursued by a number of companies, including: QLT Photo Therapeutics Inc. (Canada); Miravant, Inc. (U.S.); Pharmacyclics, Inc. (U.S.); Nippon Petrochemicals (Japan); Scotia Pharmaceuticals (United Kingdom); medac GmBh (Germany)
("Medac"); and Photocure (Norway). Photocure may be working at Phase I/II equivalent trials using ALA PDT for dermatological uses, including for certain indications being pursued by DUSA. We are aware that Medac is developing ALA PDT for bladder cancer detection in Germany and may receive regulatory approval in Germany prior to DUSA receiving approval from the FDA. We expect that our principal methods of competition with other PDT companies will be based upon such factors as:


         -        the ease of administration of our photodynamic therapy,


         -        the degree of generalized skin sensitivity to light,


         -        the number of required doses,


         - the selectivity of our drug for the target lesion or tissue of interest, and


         -        the type and cost of our light systems.


         We cannot give you any assurance that new drugs or future developments in PDT or in other drug technologies will not have a material adverse effect on our business. Increased competition could result in:




         -        price reductions,



         -        lower levels of third-party reimbursements,



         -        failure to achieve market acceptance, and



         -        loss of market share


any of which could have an adverse effect on our business. Further, we cannot give you any assurance that developments by our competitors or future competitors will not render our technology obsolete.


         EFFORTS TO REDUCE THE COST OF HEALTHCARE BY THE GOVERNMENT AND INSURANCE COMPANIES COULD HURT OUR REVENUES AND PROFITS.



         We expect that our ability to successfully commercialize our products will depend significantly on the availability of reimbursement for our products from third-party payors such as governmental programs, private insurance and private health plans. We cannot give you any assurance that levels of reimbursement for our drug and light combination therapy, if any, will be sufficient to allow us to charge a reasonable profit margin. Even with FDA approval, third-party payors may deny reimbursement if the payor determines that our particular new therapy is unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing therapies, they will have to pay for the unreimbursed amounts. These reimbursement factors could limit our revenues, and our profits if physicians or patients choose therapies with higher reimbursements. The reimbursement status of newly-approved health care products is highly uncertain. We cannot give you any assurance that third-party coverage will be available or, if available, such third-party coverage will enable us to maintain sufficient price levels to be profitable. Further, we cannot give you any assurance that levels of reimbursement, if any, will not be decreased in the future or reimbursement policies of third-party payors will not otherwise adversely effect the demand for our products or our ability to sell our products on a profitable basis.



         OUR ROYALTY OBLIGATIONS COULD ADVERSELY AFFECT OUR PROFITABILITY



         Under certain license agreements, we are obligated to pay royalties based upon the commercial use of our drug and light device products which could exceed our profits. These royalties include payments to PARTEQ Research and Development Innovations, the licensor of patents and technology relating to our drug. Royalties to PARTEQ could aggregate up to six percent of our net sales in certain countries, including the United States. In addition to our royalty obligations on sales of our products, we may owe PARTEQ minimum lump sum royalties which may adversely affect our financial condition and results of operations if, and when, we commercialize our products particularly in early years of sales when we may not yet be profitable.



         IF WE BECOME SUBJECT TO A PRODUCT LIABILITY CLAIM FOR COMMERCIAL USE OF OUR PRODUCTS, WE MAY NOT HAVE ADEQUATE INSURANCE COVERAGE AND THE CLAIM COULD ADVERSELY AFFECT OUR BUSINESS.



         The development, manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. We maintain product liability insurance for coverage of our clinical trial activities. We intend to obtain coverage for commercial supplies when products are expected to enter the marketplace. We cannot give you any assurance that such insurance will be available at acceptable costs. Further, while we have not experienced any product liability claims to date, a successful claim in excess of our clinical trial insurance coverage or any coverage that we obtain for commercial use of our products could have a materially adverse effect on our business, financial condition and results of operations.




         IF OUTSTANDING OPTIONS AND WARRANTS ARE CONVERTED, THE VALUE OF THOSE SHARES OF COMMON STOCK OUTSTANDING JUST PRIOR TO THE CONVERSION MAY BE DILUTED.



         As of April 10, 1999 there were outstanding options and warrants to purchase 2,120,300 shares of common stock, with exercise prices ranging from U.S. $3.25 to $13.375 per share, respectively, and ranging from CDN. $4.69 to CDN. $12.875 per share, respectively. In addition, there are 480,000 outstanding underwriter's purchase options and 163,043 outstanding placement agent warrants. The exercise of a significant number of these securities at any one time could have an adverse effect on the market price of the common stock, and will have a dilutive impact on other shareholders. For the life of such securities the holders are given the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not rise above the exercise price of these securities, then they will expire without exercise. The exercise of the securities is likely to be undertaken at a time when we would, in all probability, obtain any needed capital from the public on terms more favorable than those provided in such securities.



         RESULTS OF OUR OPERATIONS AND GENERAL MARKET CONDITIONS FOR BIOTECHNOLOGY STOCK COULD RESULT IN THE SUDDEN CHANGE IN THE MARKET VALUE OF OUR STOCK.



         From time to time and in particular during the last several months, the price of our common stock has been highly volatile. These fluctuations create a greater risk of capital losses for our shareholders as compared to less volatile stocks. Over the past twelve months our stock price has ranged from a high of $16.063 to a low of $2.250. From January 1, 1999 to March 31, 1999, our stock price has ranged from a high of $9.063 to a low of $5.375. We believe that factors such as announcements of technological or product developments related to our business or announcements of technological innovations or new products by us or our competitors, governmental regulation, or patent or proprietary rights developments, could cause the price of the common stock to fluctuate substantially. Our operating results and various factors affecting the pharmaceutical industry generally may also significantly impact the market price of our common stock.



         OUR OPERATIONS AND BUSINESS COULD BE DISRUPTED IF OUR COMPUTER SYSTEM OR IF OUR KEY SUPPLIERS' SYSTEMS FAIL WHEN THE YEAR CHANGES TO 2000.



         Any of our computers, computer programs, and administrative equipment that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. We cannot give you any assurance that our systems or the systems of third-parties with whom we do business do not contain undetected errors or defects associated with the year 2000 date functions that may have a material adverse effect on our business, results of operation or financial condition. If any of our systems that have date-sensitive software use only two digits, system failures or miscalculations may result causing disruptions to our operations, including among other things:



         -        a temporary inability to process transactions,



         - sending and receiving electronic data with our third-party suppliers, and



         -        engaging in similar normal business activities.



         Our management information systems, have been certified as year 2000 compliant. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third-party computers could have an adverse effect on our computer systems.



         We have not completed the process of obtaining certifications from unrelated third-parties but expect to be complete by June, 1999. In the event such certifications are not available, we are developing plans to evaluate the potential impact on our operations if such third-parties are unable to perform their obligations. To the extent that such third-parties are materially adversely affected by the year 2000 issue, we could experience disruptions and delays in our operations and in receipt of supplies of our drug or light devices. These events could negatively impact our research and development activities and our revenues of any products which may have been commercialized by that date.

         EFFECTING A CHANGE OF CONTROL OF DUSA WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.



         Our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of stock, 40 million of which are common stock. The board of directors has the authority to determine the price, rights, preferences and privileges, including voting rights, of the remaining 60 million shares without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.



         We also have a shareholder rights plan. The plan may have the effect of delaying, deterring, or preventing changes in control or management of DUSA, which may discourage potential acquirors who otherwise might wish to acquire DUSA without the consent of the board of directors. Under the plan, if a person or group acquires 15% or more of our common stock, all holders of rights (other than the acquiring shareholder) may, upon payment of the purchase price then in effect, purchase common stock having a value of twice the purchase price. In the event that DUSA is involved in a merger or other similar transaction where it is not the surviving corporation, all holders of rights (other than the acquiring shareholder) shall be entitled, upon payment of the then in effect purchase price, to purchase common stock of the surviving corporation having a value of twice the purchase price. The rights will expire on September 26, 2007, unless previously redeemed.



                       WHERE YOU CAN FIND MORE INFORMATION



         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in Washington, D.C. You may read and copy any document we file at the SEC's public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C., 20549. The SEC has prescribed rates for copying. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.


         Our reports and other information can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, NW, Washington, DC 20006-1506.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to those documents. The information incorporated may include documents filed after the date of this prospectus which will update and supercede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information contained in those documents is different from the information contained in this prospectus.




         - Annual report on Form 10-K for the year ended December 31, 1998.



         - Two current reports on Form 8-K, including the exhibits: one dated January 7, 1999 which was, filed on January 11, 1999; and the other dated January 14, 1999 which was filed January 14, 1999.



         - The description of DUSA's common stock contained in its registration statement on Form 8-A which was filed on January 3, 1992 and amended on October 24, 1997 and in DUSA's report on Form 10-Q which was filed on November 12, 1997.



         We also incorporate by reference all other documents which we file in the future with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.


         You may request a copy of these filings, at no cost, by writing or telephoning us at:

                           181 UNIVERSITY AVENUE, SUITE 1208
                           TORONTO, ONTARIO M5H 3M7 CANADA
                           ATTENTION: MS. SHARI LOVELL
                           (416) 363-5059
                           E-MAIL TO: lovellS@DusaPharma.COM

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. You should rely only on the information and representations provided in this prospectus or on the information incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other that the date on the front of this document.



                           FORWARD-LOOKING STATEMENTS



         We have made "forward-looking statements," in this prospectus and the documents incorporated by reference as described in Section 27A of the Securities Act of 1993 and in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that include information based upon beliefs of our management, as well as assumptions made by and information available to our management. The words "believes," "expects," "anticipates," "intends" or similar terms are intended to identify forward-looking statements. These forward-looking statements have been compiled by our management based upon factors they consider reasonable. Such statements reflect our current views of future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Many of these risks are discussed above under the "Risk Factors" section of this prospectus and in the documents incorporated by reference, including documents which may be filed in the future. We may not publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.


                                 USE OF PROCEEDS


         We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. We will receive the exercise price for the shares of common stock that underlie the warrants and/or underwriter's options if those securities are converted with cash payments into shares by their holders. Potential proceeds to DUSA if all holders of warrants or options convert their securities into shares of common stock total $3,802,215.00, as follows:



         - $815,215.00 upon the conversion of 163,043 placement agent warrants with an exercise price of $5.00 per share;



         - $300,000.00 upon the conversion of a warrant for 50,000 shares of common stock with an exercise price of $6.00 per share;



         - $2,310,000.00 upon the conversion of 300,000 underwriter's options with an exercise price of $7.70 per share;



         - $297,000.00 upon the conversion of 37,500 underwriter's options with an exercise price of $7.92 per share; and



         - $80,000.00 upon the conversion of a warrant for 20,000 shares of common stock with an exercise price of $4.00 per share.



         Any proceeds that we may receive upon any exercise of warrants and/or options will be used for working capital, primarily to advance research and product development activities of its drug, Levulan(R), including conducting pre-clinical studies and clinical trials. If sufficient funds are available, DUSA may also use its resources to acquire by license, purchase or other arrangements, businesses, technologies, or products that enhance or expand DUSA's business such as other light-sensitive drugs or light devices.


                              SELLING SHAREHOLDERS


         The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder as of February 23, 1999, the number of shares of common stock that each may offer from time to time and the number of shares of common stock beneficially owned by each selling shareholder upon completion of the offering, assuming all of the shares offered are sold. The number of shares sold by each selling shareholder may depend on a number of factors, including, among other things, the market price of the common stock.

The table is based upon information obtained from the selling shareholders and upon information in our possession regarding the issuance and sale of securities offered by this prospectus and the registration rights granted to the selling shareholders. The selling shareholders listed in the table as numbers 1 through 30 acquired their shares in a private placement on January 15, 1999.



                                                                               Number of
                                       DUSA Shares                             Shares that Maybe  DUSA Shares
                                       Beneficially Owned           Number of  Offered Upon       Beneficially Owned
                                       Prior to Offering            Shares     Conversion of      After Offering
Name                                   Shares           Percent     Offered    Warrants/Options   Shares          Percent
-------------------------------------------------------------------------------------------------------------------------
1.  Amy Newmark .....................      30,000          *           30,000             0             0             0
2.  Robert L. Swisher, Jr ...........     100,000          *          100,000             0             0             0
3.  Rainbow Trading
     Venture Partners, L.P. .........      20,000          *           20,000             0             0             0
4.  David Kalatsky ..................       3,000          *            3,000             0             0             0
5.  Jeff Kone and Cezanne Kone ......      10,000          *           10,000             0             0             0
6.  Larry Miller ....................      20,000          *           20,000             0             0             0
7.  Balmore Funds S.A ...............      25,000          *           25,000             0             0             0
8.  Austost Anstalt Schaan ..........      25,000          *           25,000             0             0             0
9.  Ohr Somayach International ......       8,000          *            8,000             0             0             0
10. Lighthouse Genesis
      Partners USA, LP. .............      15,000          *           15,000             0             0             0
11. Pharos Genesis Fund Limited .....     135,000          1.22       135,000             0             0             0
12. Bulldog Capital Partners LP. ....     881,200           8.0       100,000             0       781,200           7.1
13. Jack Lief .......................       5,000          *            5,000             0             0             0
14. Lisa Low ........................     593,437(1)       5.21       141,000             0       452,437          3.97
15. Craddock Asset Management .......      20,000          *           20,000             0             0             0
16. EDJ Limited .....................      41,322          *           40,000             0         1,322             *
17. Matador Microcap Fund, LP .......     475,000          4.31        25,000             0       450,000          4.09
18. Porter Partners, LP .............     158,048          1.43        40,000             0       118,048          1.07
19. Special Situations ..............     180,000          1.63       180,000             0        23,600             *
21. Talkot Crossover Fund ...........      71,500          *           60,000             0        11,500             *
22. Valor Capital Management LP .....     261,100          2.37       160,000             0       101,100             *
23. Prism Partners I ................     115,100          1.04        10,800             0       104,300             *
24. Prism Partners II Offshore Fund .      32,800          *           32,800             0             0             0
25. Prism Partners Offshore Fund ....      16,400          *           16,400             0             0             0
26. JIBS Equities ...................     100,000          *          100,000             0             0             0
27. Michael G. Jesselson ............     100,000          *          100,000             0             0             0
29. Mid Ocean Investments ...........      70,000          *           20,000        20,000        30,000             *
30. Yad Avraham Institute ...........      20,000          *           20,000             0             0             0
31. Derek L. Caldwell** .............      60,905(2)       *           21,174        14,731        25,000             *
32. John Gallagher** ................       7,500          *                0         5,500         2,000             *
33. Alan Swerdloff** ................       3,130          *                0         3,130             0             0
34. Nathan Low** ....................     593,437(3)       5.21        66,282       336,155       191,000          1.67
35. Dwight Miller** .................      10,892          *            4,696         6,196             0             0
36. Paul Scharfer** .................     116,248          1.04        28,174        88,074             0             0
37. Marc Seelenfreund** .............       5,731          *                0         5,731             0             0
38. Richard B. Stone** ..............      44,531          *            8,627        35,904             0             0
39. Sunrise Financial Group .........      50,000          *                0        50,000             0             0
40. Preston Tsao** ..................       6,622          *                0         6,622             0             0


*  Less than 1%


** Designee of Sunrise Securities Corp, a registered broker-dealer. Sunrise Securities Corp. acted as underwriter in December, 1995, March 1996 and May 1996 and acted as placement agent in connection with a recent private placement under Rule 506 of Regulation D. Sunrise Securities Corp. is affiliated with Sunrise Financial Group, selling shareholder number 39.

(1) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Lisa Low may be deemed to be the beneficial owner of 141,000 shares held in three (3) custodial accounts and an additional 452,437 securities which may be deemed to be beneficially owned by her spouse, Nathan Low. (See footnote 3, below).



(2) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Derek Caldwell may be deemed to be the beneficial owner of 25,000 shares that may be issued upon the exercise of a warrant held by Sunrise Financial Group. (See footnote 3, below).



(3) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Nathan Low may be deemed to be the beneficial owner of 141,000 shares that are held by Lisa Low as custodian for three (3) children and 50,000 shares that may be issued upon the exercise of a warrant held by Sunrise Financial Group. Mr. Low disclaims the beneficial ownership of:



         -        141,000 shares held by Lisa Low as custodian;



         - 25,000 of the shares underlying the Sunrise Financial Group warrant which have been committed to Mr. Derek Caldwell; and



         - 1,000 shares that may be issued upon the exercise of underwriter's options which options are currently in Mr. Low's name and are committed to other employees of Sunrise Financial Group and Sunrise Securities Corp.



         We are registering 1,630,435 shares of common stock for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders. We have agreed to file with the SEC, under the Securities Act of 1933, as amended, a registration statement of which this prospectus forms a part for the resale of:



         - 1,500,000 shares which were issued to them in a private placement completed on January 15, 1999 under Rule 506 of Regulation D and are being registered as we agreed in the subscription agreement; and



         - 130,435 shares which were issued to the placement agent or its designees as commissions and non-accountable expense allowance for services they rendered to us as part of the private placement and are being registered as we agreed in our commitment letter, dated December 17, 1998, as amended January 8, 1999.



         The remaining 570,543 shares of common stock being registered may be issued upon the exercise of warrants and/or underwriter's options as follows:



         - 163,043 of the shares may be issued upon the exercise of placement agent warrants issued as additional compensation to the placement agent and its designees in connection with the Regulation D private placement and are being registered in accordance with registration rights contained in the warrants.



         - 300,000 of the shares may be issued upon the exercise of underwriter's options issued in connection with an underwriting agreement dated December 11, 1995 and being registered pursuant to registration rights set forth in the option to purchase shares.



         - 50,000 of the shares may be issued upon the exercise of a warrant issued in connection with an investor relations retainer agreement dated October 14, 1993 and are being registered in accordance with registration rights set forth in the agreement.



         - 37,500 of the shares may be issued upon the exercise of underwriter's options issued in connection with an underwriting agreement dated April 15, 1996 and are being registered in accordance with registration rights set forth in the option to purchase shares.



         - 20,000 of the shares may be issued upon the exercise of a warrant issued in connection with an investor relations services agreement dated May 1, 1995 and are being registered in accordance with registration rights set forth in the agreement.


                              PLAN OF DISTRIBUTION


         The selling shareholders are offering shares of common stock which they acquired from us in a private placement or which are issuable to them upon conversion of options or warrants that we issued to them. The shares may be sold from time to time in public transactions, on or off The NASDAQ National Market, or in private transactions, at prevailing market prices or at privately negotiated prices or through a combination of such methods of sale, at fixed prices which may be changed, at prices related to prevailing market prices or at negotiated prices. In addition, any shares of the common stock maybe sold according to Rule 144 rather than as part of this prospectus.



         The shares may be sold directly by the selling shareholders or through underwriters , broker-dealers or agents. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser of the shares for whom such broker-dealer may act as agent, or to whom they sell as principals, or both (which compensation might be in excess of commission that brokers usually receive). In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder. There can be no assurance that all or any of the common stock offered by this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, who sell any of the common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations which pertain to these laws. Any commissions which these persons or firms receive and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under such acts. As of the date of this prospectus, the selling shareholders have advised us that there are no special selling arrangements between any broker-dealer or other person and any of the selling shareholders.



         Under the Securities Exchange Act of 1934, any person taking part in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person taking part in the distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by them. These rules may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.



         At the time a particular offer of shares is made, a supplemental prospectus will be distributed, if required, which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the selling shareholders, any discounts, commissions or other items constituting compensation from the selling shareholders in any discount, commission or concession allowed or reallowed or paid to dealers.


         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.


         The selling shareholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.



                            SECURITIES TO BE OFFERED


         A total of 1,630,435 of the 2,200,978 securities being offered in this prospectus are shares of common stock, no par value. 1,500,000 of these shares are being offered by the participants of a private placement under Rule 506 of Regulation D and 130,435 of these shares are being offered by the placement agent, and/or its designees, which shares were issued as commissions and non-accountable expense allowance in connection with the private placement.



         The remaining 570,543 securities being offered in this prospectus are offered pursuant to warrants and/or options to purchase shares of common stock as follows:



         - 163,043 of the securities are offered pursuant to placement agent warrants which were issued and remain outstanding in connection with a private placement transaction that closed on January 15, 1999. The placement agent warrants can be exercised for a period of five (5) years, until 5:00 p.m. New York time on January 14, 2004 at an exercise price of $5.00 per share. The placement agent warrants contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying common stock.



         - 50,000 of the securities are offered pursuant to a warrant which was issued and remains outstanding in connection with an investor relations agreement. The warrant had an original expiration date of October 14, 1998 which was extended for three (3) years until 5:00 p.m. New York time on October 14, 2001. The exercise price of the warrant is $6.00 per share. The warrant contains no provisions regarding changes or adjustments in the exercise price but does contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying common stock.



         - 300,000 of the securities are offered pursuant to underwriter's options which were issued and remain outstanding in connection with an underwriting agreement dated December 11, 1995. The underwriter's options have a five (5) year term and can be exercised until 5:00 p.m. New York time on December 7, 2000 at an exercise price of $7.70 per share. These underwriter's options contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying common stock.



         - 37,500 of the securities are offered pursuant to underwriter's options which were issued and remain outstanding in connection with an underwriting agreement dated April 15, 1996. These underwriter's options have a five (5) year term and can be exercised until 5:00 p.m. New York time on April 14, 2001 at an exercise price of $7.92 per share. These underwriter's options contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying common stock.



         - 20,000 of the securities are offered pursuant to a warrant which was issued and remains outstanding in connection with an investor relations services agreement. The warrant expires at 5:00 p.m. New York time on March 21, 2000. The exercise price of the warrant is $4.00 per share. The warrant contains no provisions regarding changes or adjustments in the exercise price but does contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying common stock.



                                  LEGAL MATTERS


         The validity of the securities offered hereby will be passed upon by Lane and Mantell, a professional corporation, Somerville, New Jersey. As of April 15, 1999, shareholders and associates of Lane and Mantell beneficially own, directly or indirectly, less than 1% of the common stock of DUSA.



                                     EXPERTS


         The financial statements and related financial statement schedules incorporated in this prospectus by reference from DUSA's annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche, LLP independent auditors, as stated in their report (which contains an emphasis paragraph indicating that DUSA is in the development stage), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling DUSA pursuant to the foregoing provisions, DUSA has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

         UNTIL          ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                      DUSA
                              PHARMACEUTICALS, INC.


                        2,200,978 Shares of Common Stock

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following sets forth the expenses in connection with the offering described in the registration statement, all of which will be borne by DUSA.



         SEC Registration Fee***                                                            $   3,891.50
         NASD Filing Fee**                                                                     17,500.00
         Printing and Engraving*                                                                5,000.00
         Accounting Fees and Expenses*                                                         50,000.00
         Legal Fees and Expenses*                                                              40,000.00
         Miscellaneous Expenses*                                                                1,500.00
                                                                                            ------------
         TOTAL                                                                              $ 117,891.50
                                                                                            ============


         *Estimated.

         **Previously paid.


         ***Of which 3,847.71 was previously paid.



Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 5 of the Company's Certificate of Incorporation, as amended, and New Jersey Business Corporation Act, N.J.S.A. 14A:2-7 provide as follows:

         Any director and officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

         The Company's By-laws, as amended, pursuant to the New Jersey Business Corporation Act, N.J.S.A. 14A:3-5, provide as follows:


                                   ARTICLE IV
                                 INDEMNIFICATION



         Section 1. Actions by Others. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or trustee of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and (2) except as otherwise required by Section 3 of this Article, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of the Corporation or of any absorbed constituent corporation, or (b) is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

         Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of the Corporation or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the New Jersey Superior Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Superior Court or such other court shall deem proper.



         Section 3. Successful Defense. To the extent that a person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit proceeding referred to in
Section 1 or Section 2 of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.



         Section 4. Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.



         Section 5. Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under this Article in defending civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final distribution of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation pursuant to this Article.



         Section 6. Right of Indemnity not Exclusive. The indemnification and advancement of expenses provided by this Article shall not exclude any other rights to which those seeking indemnification may be entitled under the certificate of incorporation of the Corporation or any By-Law agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a Director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.



         Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger of the legal representative of such person or is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, trustee, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of any such person against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such or by reason of his being or having been such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, the New Jersey Business Corporation Act, or otherwise.



         Section 8. Invalidity of any Provision of this Article. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Item 16. EXHIBITS

(a)      Exhibits:


         (1)      None

         (2)      None

         (3)      Inapplicable

         (4) Instruments defining the rights of security holders, including indentures

                  (4.1) Common Stock specimen, filed as Exhibit 4.1 to the
                        Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 filed November
                        12, 1997, and is incorporated herein by reference.

                  (4.2) Form of Placement Agent Warrant, dated January 15, 1999*

                  (4.3) Form of Underwriter's Option, dated December 21, 1995*

                  (4.4) Form of Underwriter's Option, dated May 1, 1996*

                  (4.5) Sunrise Financial Corp. Warrant, dated October 14, 1993*

                  (4.6) Extension of Warrant Certificate for Purchase of Common
                        Stock, dated July 30, 1998*

                  (4.7) Mid-Ocean Investments Ltd. Warrant, dated as of
                        March 22, 1995

         (5)      Opinion re: legality

                  (5.1) Opinion of Lane and Mantell, a professional corporation

         (6)      Inapplicable

         (7)      Inapplicable

         (8)      None

         (9)      Inapplicable

         (10)     Inapplicable

         (11)     Inapplicable

         (12)     None

         (13)     Inapplicable

         (14)     Inapplicable

         (15)     None

         (16)     Inapplicable

         (17)     Inapplicable

         (18)     Inapplicable

         (19)     Inapplicable

         (20)     Inapplicable

         (21)     Inapplicable

         (22)     Inapplicable

         (23)     Consents of experts and counsel

                  (23.1)  Consent of Deloitte & Touche LLP
                  (23.2)  Consent of Lane and Mantell, a professional corporation*

         (24)     Powers of Attorney

                  (24.1)  Power of Attorney appointing D. Geoffrey Shulman, MD,
                          FRCPC on original signature page*

         (25)     None

         (26)     None

         (27)     None

         (28)     None

         (99.1)   Form of Subscription Agreement*

         (99.2)   Underwriting Agreement, dated December 11, 1995, filed as
                  Exhibit 1.1 to Registrant's Registration Statement on Form
                  S-2, No. 33-98030, and is incorporated herein by reference.

         (99.3)   Underwriting Agreement, dated February 28, 1996, filed as
                  Exhibit 1.1 to Registrant's Registration Statement on Form
                  S-3, No. 33-31362, and is incorporated herein by reference.

         (99.4)   Underwriting Agreement, dated April 15, 1996, filed as Exhibit
                  1.1 to Registrant's Registration Statement on Form S-2, No.
                  33-32376, and is incorporated herein by reference.

         (99.5)   Investor Relations Retainer Agreement, dated October 14, 1993*

         (99.6)   Investor Relations Services Agreement dated May 1, 1995



*        Previously filed.

Item 17. UNDERTAKINGS

                  (a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 19, 1999.



                                          DUSA Pharmaceuticals, Inc.
                                          --------------------------------------
                                          (Registrant)


                                          By: /s/ D. Geoffrey Shulman
                                              ----------------------------------
                                              D. Geoffrey Shulman, President and
                                              Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ D. Geoffrey Shulman                   Director, Chairman of the          April 19, 1999
----------------------------------        Board, President, Chief            --------------
D. Geoffrey Shulman, MD, FRCPC            Executive Officer and Chief        Date
                                          Financial Officer


/s/ Ronald L. Carroll*                    Executive Vice President,          April 19, 1999
----------------------------------        Chief Operating Officer            --------------
Ronald L. Carroll                                                            Date


/s/ Stuart L. Marcus*                     Senior Vice President              April 19, 1999
----------------------------------        Scientific Affairs                 --------------
Stuart L. Marcus,  MD, PhD                                                   Date


/s/ Nanette W. Mantell*                   Secretary                          April 19, 1999
----------------------------------                                           --------------
Nanette W. Mantell, Esq.                                                     Date


/s/ John H. Abeles*                       Director                           April 19, 1999
----------------------------------                                           --------------
John H. Abeles, MD                                                           Date


/s/ James P. Doherty*                     Director                           April 19, 1999
----------------------------------                                           --------------
James P. Doherty, BSc                                                        Date


/s/ Jay M. Haft*                          Director                           April 19, 1999
----------------------------------                                           --------------
Jay M. Haft, Esq.                                                            Date


/s/ Richard C. Lufkin*                    Director                           April 19, 1999
----------------------------------                                           --------------
Richard C. Lufkin                                                            Date

*By /s/ D. Geoffrey Shulman
----------------------------------
        D. Geoffrey Shulman, Attorney-in-Fact

                                INDEX TO EXHIBITS


         (1)      None

         (2)      None

         (3)      Inapplicable

         (4) Instruments defining the rights of security holders, including indentures

                  (4.1) Common Stock specimen, filed as Exhibit 4.1 to the
                        Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 filed November
                        12, 1997, and is incorporated herein by reference.

                  (4.2) Form of Placement Agent Warrant, dated January 15, 1999*

                  (4.3) Form of Underwriter's Option, dated December 21, 1995*

                  (4.4) Form of Underwriter's Option, dated May 1, 1996*

                  (4.5) Sunrise Financial Corp. Warrant, dated October 14, 1993*

                  (4.6) Extension of Warrant Certificate for Purchase of Common
                        Stock, dated July 30, 1998*

                  (4.7) Mid-Ocean Investments Ltd. Warrant, dated as of March
                        22, 1995

         (5)      Opinion re: legality

                  (5.1) Opinion of Lane and Mantell, a professional corporation

         (6)      Inapplicable

         (7)      Inapplicable

         (8)      None

         (9)      Inapplicable

         (10)     Inapplicable

         (11)     Inapplicable

         (12)     None

         (13)     Inapplicable

         (14)     Inapplicable

         (15)     None

         (16)     Inapplicable

         (17)     Inapplicable

         (18)     Inapplicable

         (19)     Inapplicable

         (20)     Inapplicable

         (21)     Inapplicable

         (22)     Inapplicable

         (23)     Consents of experts and counsel

                  (23.1)  Consent of Deloitte & Touche LLP

                  (23.2) Consent of Lane and Mantell, a professional corporation*

         (24)     Powers of Attorney

                  (24.1)  Power of Attorney appointing D. Geoffrey Shulman, MD,
                          FRCPC on original signature page*

         (25)     None

         (26)     None

         (27)     None

         (28)     None

         (99.1)   Form of Subscription Agreement*

         (99.2)   Underwriting Agreement, dated December 11, 1995, filed as
                  Exhibit 1.1 to Registrant's Registration Statement on Form
                  S-2, No. 33-98030, and is incorporated herein by reference.

         (99.3)   Underwriting Agreement, dated February 28, 1996, filed as
                  Exhibit 1.1 to Registrant's Registration Statement on Form
                  S-3, No. 33-31362, and is incorporated herein by reference.

         (99.4)   Underwriting Agreement, dated April 15, 1996, filed as Exhibit
                  1.1 to Registrant's Registration Statement on Form S-2, No.
                  33-32376, and is incorporated herein by reference.

         (99.5)   Investor Relations Retainer Agreement, dated October 14, 1993*

         (99.6)   Investor Relations Services Agreement dated May 1, 1995




*        Previously filed.